EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE
October 29, 2012

NN Amends Credit Facilities to Lower Rates and Increase Flexibility

Johnson City, Tenn., October 29, 2012 – NN, Inc. (Nasdaq: NNBR) today announced that it has amended its $100 million bank revolving credit facility and its fixed rate notes agreement.  The company’s improving credit profile allowed for the amendments to the agreements.

James H. Dorton, Senior Vice President and Chief Financial Officer commented, “On October 26, 2012 we amended and restated our $100 million revolving credit agreement to provide for a reduction in interest rates and to extend the maturity to 2017.

“We are pleased to have completed these amendments to our lending agreements which will result in a significant reduction in borrowing costs.  At current borrowing levels, the reduction in interest rates will result in an interest reduction of approximately $600,000 per year.  Perhaps more importantly, the new agreements provide added flexibility to continue acquisitions and allows for the potential reinstatement of dividends and the repurchase of common stock.  Covenant levels have also been adjusted to recognize NN’s improved credit profile.”

Interest rates for the company’s floating rate Libor based debt will decrease by 1.25% and the fee on unused committed lines will decrease by 0.20%.  As of September 30, 2012, there was approximately $44 million in loans outstanding under the credit facility which is provided by a syndicate of banks including KeyBank as agent, Regions, BB&T and Wells Fargo.

Additionally, the Prudential Capital fixed-rate note agreements were amended to lower the rate on the Series A notes due April 26, 2014 from 5.39% to 4.89%.  As of September 30, 2012, there was approximately $11.4 million outstanding in the Series A notes and $20 million outstanding in Series B 4.64% notes due 2018.

EXHIBIT 99.1

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2011.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.